Exhibit (a)(5)(F)

FOR IMMEDIATE RELEASE

ALTABA ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

NEW YORK — August 9, 2018 — Altaba Inc. (“Altaba” or the “Fund”) (NASDAQ: AABA) announced today the preliminary results of its tender offer to purchase up to 195,000,000 (approximately 24%) shares of its common stock, which expired at 5:00 p.m., New York City time, on August 8, 2018.

Based on the preliminary count by Computershare Trust Company, N.A., the exchange agent for the tender offer, a total of 360,358,790 shares of the Fund’s common stock were properly tendered and not properly withdrawn. These shares represent approximately 45.02% of the Fund’s issued and outstanding shares as of August 8, 2018.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the exchange agent, which indicates that the tender offer was oversubscribed, it is expected that the number of shares the Fund will accept for payment will be prorated so that the Fund purchases a total of up to 195,000,000 shares properly tendered and not properly withdrawn before the expiration date, at an offer consideration per share consisting of 0.35 American Depositary Shares (“Alibaba ADSs”) of Alibaba Group Holding Limited, a Cayman Islands company (“Alibaba”), which are held by the Fund in its investment portfolio, less any Alibaba ADSs withheld to satisfy applicable withholding taxes and subject to adjustment for fractional Alibaba ADSs and $8.93 in cash, at an aggregate cost of approximately 68,250,000 Alibaba ADSs and $1,741,350,000 in cash, excluding fees and expenses relating to the tender offer. Based on the preliminary information provided by the exchange agent, but not yet accounting for “odd lot” priority and the conditional tender provisions of the tender offer, it is estimated that the proration factor for the tender offer will be approximately 54.11%. The aggregate offer consideration represents approximately 92.04% of Altaba’s current estimated net asset value per share and approximately 74.31% of Altaba’s most recently published net asset value per share, adjusted to reflect the closing stock price of Alibaba ADSs and the shares of common stock of Yahoo Japan Corporation on such date and before giving effect to deferred taxes on unrealized appreciation, in each case calculated as of August 8, 2018.

The Fund determined the expected cash portion of the offer consideration by multiplying the previously announced Alibaba VWAP of $178.5246 by 0.05.

The number of shares expected to be purchased, the expected aggregate offer consideration and the expected proration factor are preliminary and subject to change. The final results of the tender offer, including the proration factor, will be announced promptly following the completion by the exchange agent of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter.

Altaba may, in the future, decide to purchase more shares of its common stock. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), however, prohibits the Fund and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

J.P. Morgan Securities LLC served as dealer manager for the tender offer, Innisfree M&A Incorporated is serving as information agent for the tender offer and Computershare Trust Company, N.A. is serving as depositary for the tender offer. For more information about the tender offer, please contact Innisfree M&A Incorporated at (877) 750-9497.

About Altaba Inc.

Altaba is an independent, publicly traded, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940. The Fund’s assets primarily—but not entirely—comprise two investments: the first a substantial position in Alibaba, which has become one of the world’s largest online retailers, and the second in Yahoo Japan Corporation, now a leading Japanese internet company.

Prior to June 16, 2017, Altaba was known as “Yahoo! Inc.” Altaba was created from Yahoo! Inc. after the sale of its operating businesses, at which time Yahoo! Inc. reorganized as an investment company, was renamed Altaba Inc., and began trading under the Nasdaq ticker symbol AABA.

Visit www.altaba.com for more information.

Investor Relations and Media Contact

Abernathy MacGregor

Alan Oshiki

212-371-5999

altaba@abmac.com

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements as to the amount, timing and manner of the tender offer, which reflect Altaba’s current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of those words or other comparable words. The inclusion of this forward-looking information should not be regarded as a representation by the Fund or any other person that the Fund’s future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to the Fund’s portfolio investments, operations, financial results, financial condition, business prospects, liquidity and planned transactions. Factors which could have a material adverse effect on the Fund’s operations, future prospects and value of the Fund’s shares include, but are not limited to:

•	the risk that Altaba may not be able to complete the tender offer and purchase the shares pursuant to the tender offer or otherwise;

•	the risk that Altaba may not be able to achieve the benefits contemplated by the tender offer;

•	the possibility that the value of Altaba’s investment assets decline, including the equity securities of Alibaba it holds in its investment portfolio, and certain other investments;

•	the less liquid nature of certain investments;

•	risks with respect to the sufficiency of the Fund’s available sources of liquidity to meet operating requirements;

•	risks with respect to the future outcome of legal proceedings in which the Fund is involved;

•	the possibility of incurring certain tax liabilities, including certain state and foreign taxes, and the availability of a foreign tax credits with respect to Altaba’s federal income tax;

•	the possibility that a “blockage discount” may not be available for purposes of determining Altaba’s U.S. federal income tax liability on the exchange of Alibaba ADSs pursuant to the tender offer;

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risks with respect to the Fund’s contractual arrangements and relationships with third parties, including creditors and counterparties to certain call spread agreements imposing obligations on the Fund that hinder the Fund’s ability to effectuate Altaba’s objectives;

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the possibility that Altaba will pursue other transactions or other actions, including continuing to sell shares of Yahoo Japan Corporation consistent with the Fund’s previously announced intent, additional exchange offers of Alibaba ADSs (with or without cash) for shares, additional sales of Alibaba ADSs for cash, additional repurchases of shares either through tender offers or open market purchases using the proceeds from sales of Alibaba ADSs and/or shares of Yahoo Japan Corporation, converting to an open end fund to permit redemptions of shares in-kind for Alibaba ADSs and adoption of a plan of liquidation and dissolution followed by one or more distributions of cash and/or other assets pursuant to such plan; and

•	Altaba’s intention to retain sufficient assets to be able to satisfy or provide for its contingent liabilities before making any additional distributions to stockholders.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Offer to Purchase. The Fund does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. The foregoing should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors described under the caption “Principal Risks” in the Fund’s Form N-CSR for the fiscal year end December 31, 2017 filed with the SEC and other documents Ataba files with or furnishes to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Fund anticipates will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Fund or the Fund’s business or operations. Because the Fund is an investment company, the forward-looking statements and projections contained in this press release are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934, as amended.

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